Exhibit 99.1

Tactile Systems Technology, Inc. Reports Third Quarter 2026 Financial Results

MINNEAPOLIS, MN, November 2, 2026 – Tactile Systems Technology, Inc. (“Tactile Medical”; the “Company”) (Nasdaq: TCMD), a medical technology company providing therapies for people with chronic disorders, today reported financial results for the third quarter ended September 30, 2026.

Third Quarter 2026 Summary and Recent Business Highlights:

●	Total revenue increased 7% year-over-year to $91.9 million; revenue from our lymphedema product line increased 13% year-over-year to $81.8 million
●	Gross margin expanded to 77% from 76% in Q3 2025
●	Net income decreased to $7.2 million from $8.2 million in Q3 2025
●	Adjusted EBITDA was $14.3 million, compared to $14.4 million in Q3 2025
●	Received FDA 510(k) clearance expanding the LymphaTech 3D Scanner’s indication to aid in the assessment of lymphedema
●	Submitted a 510(k) application to the FDA for Flexitouch® Pro, featuring enhancements to the Company’s advanced pneumatic compression system
●	Appointed Steve Kiewiet as Chief Operating Officer, with responsibility for order operations and patient services
●	Repurchased $6.2 million of stock under the Company’s share repurchase program

“Our results underscore the strength and durability of our core lymphedema business, which delivered its fifth consecutive quarter of double-digit year-over-year revenue growth, while gross margin expanded for the 12th consecutive quarter,” said Sheri Dodd, Chief Executive Officer of Tactile Medical. “As a market leader in both the basic and advanced pneumatic compression categories, we see substantial opportunity ahead in a market that remains significantly underpenetrated.”

Ms. Dodd continued, “We are positioned to capture that opportunity through three connected strategic priorities: expanding access to care, creating value across the patient journey, and broadening treatment options. Together, we believe these priorities provide a clear path toward sustaining above-market lymphedema growth, driving operating leverage, and delivering shareholder value over the long term.”

Third Quarter 2026 Financial Results

Total revenue in the third quarter of 2026 increased $6.1 million, or 7%, to $91.9 million, compared to $85.8 million in the third quarter of 2025. The increase in total revenue was attributable to an increase of $9.5 million, or 13%, in sales and rentals of the lymphedema product line, partially offset by a decrease of $3.4 million, or 25%, in sales of the airway clearance product line, primarily due to the DME inventory transition associated with the launch of the Company’s next-generation AffloVest® system in the second quarter.

Gross profit in the third quarter of 2026 increased $5.5 million, or 8%, to $70.5 million, compared to $65.0 million in the third quarter of 2025. Gross margin was 77% of revenue, compared to 76% of revenue in the third quarter of 2025. Gross margin improvement reflected lower manufacturing costs and favorable product mix.

Operating expenses in the third quarter of 2026 increased $6.9 million, or 13%, to $60.9 million, compared to $54.0 million in the third quarter of 2025. The increase primarily reflected continued investments to support long-term growth initiatives.

Operating income was $9.6 million in the third quarter of 2026, compared to $11.0 million in the third quarter of 2025.

Income tax expense was $3.0 million in the third quarter of 2026, compared to $3.2 million in the third quarter of 2025.

Net income in the third quarter of 2026 was $7.2 million, or $0.31 per diluted share, compared to $8.2 million, or $0.36 per diluted share, in the third quarter of 2025.

Weighted-average shares used to compute diluted net income per share were 23.0 million and 22.5 million for the third quarters of 2026 and 2025, respectively.

Adjusted EBITDA was $14.3 million in the third quarter of 2026, compared to $14.4 million in the third quarter of 2025, as gross margin expansion was offset by continued investments to support long-term growth initiatives.

First Nine Months 2026 Financial Results

Total revenue for the nine months ended September 30, 2026, increased $26.9 million, or 12%, to $252.8 million, compared to $225.9 million for the nine months ended September 30, 2025. The increase in total revenue was attributable to an increase of $28.8 million, or 15%, in sales and rentals of the lymphedema product line, partially offset by a decrease of $1.9 million, or 5%, in sales of the airway clearance product line for the nine months ended September 30, 2026, compared to the nine months ended September 30, 2025.

Net income for the nine months ended September 30, 2026, was $13.2 million, or $0.57 per diluted share, compared to $8.5 million, or $0.36 per diluted share, for the nine months ended September 30, 2025.

Weighted-average shares used to compute diluted net income per share were 23.1 million and 23.3 million for the nine months ended September 30, 2026 and 2025, respectively.

Adjusted EBITDA was $29.5 million in the nine months ended September 30, 2026, compared to $21.8 million in the nine months ended September 30, 2025.

Balance Sheet Summary

As of September 30, 2026, the Company had $75.1 million in cash and no outstanding borrowings under its credit agreement, compared to $83.4 million in cash and no outstanding borrowings under its credit agreement as of December 31, 2025. The Company repurchased $6.2 million of its stock during the third quarter under its share repurchase program. As of September 30, 2026, $12.5 million remained available under the Company’s $25.0 million share repurchase program, which expires November 3, 2027.

2026 Financial Outlook

The Company continues to expect full year 2026 total revenue in the range of $360 million to $366 million, representing growth of approximately 9% to 11% year-over-year, compared to total revenue of $329.5 million in 2025.

The Company now expects full year 2026 Adjusted EBITDA in the range of $50 million to $52 million, compared to Adjusted EBITDA of $44.8 million in 2025. The Company’s prior 2026 Adjusted EBITDA guidance expectation was $49 million to $51 million.

Conference Call

Management will host a conference call with a question-and-answer session at 5:00 p.m. Eastern Time on November 2, 2026, to discuss the results of the quarter. Those who would like to participate may dial 877-407-3088 (201-389-0927 for international callers) and provide access code 13762880. A live webcast of the call will also be provided on the investor relations section of the Company's website at investors.tactilemedical.com.

For those unable to participate, a replay of the call will be available for two weeks at 877-660-6853 (201-612-7415 for international callers); access code 13762880. The webcast will be archived at investors.tactilemedical.com.

About Tactile Systems Technology, Inc. (DBA Tactile Medical)

Tactile Medical is a leader in developing and marketing at-home therapies for people suffering from underserved, chronic conditions including lymphedema, lipedema, chronic venous insufficiency and chronic respiratory conditions by helping them live better and care for themselves at home. Tactile Medical collaborates with clinicians to expand clinical evidence, raise awareness, increase access to care, reduce overall healthcare costs and improve the quality of life for tens of thousands of patients each year.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements, including guidance for the full year 2026. Forward-looking statements are generally identifiable by the use of words like “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “continue,” “confident,” “outlook,” “guidance,” “project,” “goals,” “look forward,” “poised,” “designed,” “plan,” “return,” “focused,” “prospects” or “remain” or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of the Company’s control that can make such statements untrue, including, but not limited to, the Company’s ability to obtain reimbursement from third-party payers for its products; adverse economic conditions, including inflation, rising interest rates or a recession; the adequacy of the Company’s liquidity to pursue its business objectives; price increases for supplies and components; wage and component price inflation; loss of a key supplier or other supply chain disruptions; entry of new competitors and/or competitive products; compliance with and changes in federal, state and local government laws and regulations; technological obsolescence of, or quality issues with, the Company’s products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; the effects of current and future U.S. and foreign trade policy and tariff actions; or the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in the Company’s filings with the Securities and Exchange Commission (the “SEC”). Investors and security holders are urged to read these documents, which are available free of charge on the SEC’s website at http://www.sec.gov. The Company undertakes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

This press release includes the non-GAAP financial measure of Adjusted EBITDA, which differs from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA in this release represents net income, plus interest expense, net, or less interest income, net, less income tax benefit or plus income tax expense, plus depreciation and amortization, plus stock-based compensation expense, plus litigation-related costs, plus executive transition costs, plus acquisition and integration costs, and plus change in fair value of contingent consideration. Reconciliation of this non-GAAP financial measure to its most directly comparable GAAP measure is included in this press release.

This non-GAAP financial measure is presented because the Company believes it is a useful indicator of its operating performance. Management uses this measure principally as a measure of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating plan and financial projections. The Company believes this measure is useful to investors as supplemental information and because it is frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The Company also believes this non-GAAP financial measure is useful to its management and investors as a measure of comparative operating performance from period to period. In addition, Adjusted EBITDA is used as a performance metric in the Company’s compensation program.

The non-GAAP financial measure presented in this release should not be considered as an alternative to, or superior to, its respective GAAP financial measure, as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and it should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect the Company’s cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating non-GAAP financial measures, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this press release. The Company’s presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using non-GAAP financial measures on a supplemental basis. The Company’s definition of these non-GAAP financial measures is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

Tactile Systems Technology, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
	September 30,	December 31,
(In thousands, except share and per share data)	2026	2025
Assets
Current assets
Cash	$75,110	$83,446
Accounts receivable, net	48,304	43,876
Net investment in leases	14,912	15,754
Inventories	15,596	14,025
Income taxes receivable	543	—
Prepaid expenses and other current assets	12,314	8,066
Total current assets	166,779	165,167
Non-current assets
Property and equipment, net	5,685	5,117
Right of use operating lease assets	15,282	13,798
Intangible assets, net	43,721	39,167
Goodwill	39,554	31,063
Deferred income taxes	8,695	9,783
Other non-current assets	11,578	9,847
Total non-current assets	124,515	108,775
Total assets	$291,294	$273,942
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$11,792	$4,968
Accrued payroll and related taxes	17,470	19,378
Accrued expenses	7,881	8,531
Income taxes payable	—	1,428
Operating lease liabilities	3,245	3,195
Other current liabilities	7,111	3,457
Total current liabilities	47,499	40,957
Non-current liabilities
Accrued warranty reserve, non-current	1,092	1,045
Income taxes payable, non-current	370	275
Operating lease liabilities, non-current	13,821	12,763
Other non-current liabilities	1,260	—
Total non-current liabilities	16,543	14,083
Total liabilities	64,042	55,040
Stockholders’ equity:
Preferred stock, $0.001 par value, 50,000,000 shares authorized; none issued and outstanding as of September 30, 2026 and December 31, 2025	—	—
Common stock, $0.001 par value, 300,000,000 shares authorized; 22,495,939 shares issued and outstanding as of September 30, 2026; 22,438,926 shares issued and outstanding as of December 31, 2025	22	22
Additional paid-in capital	159,108	163,940
Retained earnings	68,122	54,940
Total stockholders’ equity	227,252	218,902
Total liabilities and stockholders’ equity	$291,294	$273,942

Tactile Systems Technology, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except share and per share data)	2026	2025	2026	2025
Revenue
Sales revenue	$82,329	$76,890	$225,784	$199,890
Rental revenue	9,529	8,865	27,039	26,038
Total revenue	91,858	85,755	252,823	225,928
Cost of revenue
Cost of sales revenue	18,400	17,896	51,287	49,270
Cost of rental revenue	2,969	2,858	8,084	7,518
Total cost of revenue	21,369	20,754	59,371	56,788
Gross profit
Gross profit - sales revenue	63,929	58,994	174,497	150,620
Gross profit - rental revenue	6,560	6,007	18,955	18,520
Gross profit	70,489	65,001	193,452	169,140
Operating expenses
Sales and marketing	33,042	29,809	97,786	87,364
Research and development	2,506	2,191	7,783	5,950
Reimbursement, general and administrative	24,657	21,442	71,061	63,474
Intangible asset amortization and contingent consideration	693	596	1,939	1,848
Total operating expenses	60,898	54,038	178,569	158,636
Income from operations	9,591	10,963	14,883	10,504
Interest income	560	667	1,787	2,412
Interest expense	(20)	(193)	(67)	(1,027)
Other income	—	—	—	1
Income before income taxes	10,131	11,437	16,603	11,890
Income tax expense	2,971	3,228	3,421	3,438
Net income	$7,160	$8,209	$13,182	$8,452
Net income per common share
Basic	$0.32	$0.37	$0.58	$0.37
Diluted	$0.31	$0.36	$0.57	$0.36
Weighted-average common shares used to compute net income per common share
Basic	22,632,801	22,318,570	22,624,676	23,035,461
Diluted	23,045,862	22,513,140	23,136,378	23,304,900

Tactile Systems Technology, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
(In thousands)	2026	2025
Cash flows from operating activities
Net income	$13,182	$8,452
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,223	5,023
Deferred income taxes	50	1,566
Stock-based compensation expense	6,416	5,819
Loss on disposal of property and equipment and intangibles	73	68
Change in fair value of contingent consideration	61	—
Changes in assets and liabilities, net of acquisition:
Accounts receivable, net	(4,409)	7,680
Net investment in leases	842	(303)
Inventories	(1,571)	2,582
Income taxes payable	(1,876)	1,025
Prepaid expenses and other assets	(6,481)	(5,971)
Right of use operating lease assets	(376)	(322)
Accounts payable	6,773	2,117
Accrued payroll and related taxes	(1,908)	(3,196)
Accrued expenses and other liabilities	(1,106)	975
Net cash provided by operating activities	14,893	25,515
Cash flows from investing activities
Payments related to acquisition, net of cash acquired	(6,226)	—
Purchases of property and equipment	(2,655)	(1,870)
Intangible assets expenditures	(100)	(88)
Payment for exclusive distribution agreement	(3,000)	—
Net cash used in investing activities	(11,981)	(1,958)
Cash flows from financing activities
Payments on note payable	—	(26,250)
Proceeds from exercise of common stock options	248	10
Proceeds from the issuance of common stock from the employee stock purchase plan	1,032	843
Payments for repurchases of common stock	(12,528)	(26,562)
Net cash used in financing activities	(11,248)	(51,959)
Net decrease in cash	(8,336)	(28,402)
Cash – beginning of period	83,446	94,367
Cash – end of period	$75,110	$65,965

Supplemental cash flow disclosure
Cash paid for interest	$59	$836
Cash paid for taxes	$5,238	$899
Accrued excise tax on stock repurchases	$—	$210
Capital expenditures incurred but not yet paid	$129	$224
Fair value of contingent consideration included in purchase consideration	$4,863	$—

The following table summarizes revenue by product line for the three and nine months ended September 30, 2026 and 2025:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands)	2026	2025	2026	2025
Revenue
Lymphedema products	$81,838	$72,381	$217,689	$188,905
Airway clearance products	10,020	13,374	35,134	37,023
Total	$91,858	$85,755	$252,823	$225,928

Percentage of total revenue
Lymphedema products	89%	84%	86%	84%
Airway clearance products	11%	16%	14%	16%
Total	100%	100%	100%	100%

The following table contains a reconciliation of net income to Adjusted EBITDA for the three and nine months ended September 30, 2026 and 2025, as well as the dollar and percentage change between the comparable periods:

Tactile Systems Technology, Inc.
Reconciliation of Net Income to Non-GAAP Adjusted EBITDA
(Unaudited)

	Three Months Ended		Increase		Nine Months Ended		Increase
	September 30,		(Decrease)		September 30,		(Decrease)
(Dollars in thousands)	2026	2025	$	%	2026	2025	$	%
Net income	$7,160	$8,209	$(1,049)	(13)%	$13,182	$8,452	$4,730	56%
Interest (income) expense, net	(540)	(474)	(66)	14%	(1,720)	(1,385)	(335)	24%
Income tax (benefit) expense	2,971	3,228	(257)	(8)%	3,421	3,438	(17)	(0)%
Depreciation and amortization	1,773	1,638	135	8%	5,223	5,023	200	4%
Stock-based compensation	2,376	1,814	562	31%	6,416	5,819	597	10%
Change in fair value of contingent consideration	61	—	61	—%	61	—	61	—%
Acquisition & integration costs	159	—	159	—%	1,132	—	1,132	—%
Litigation-related costs	—	—	—	—%	1,000	—	1,000	—%
Executive transition costs	388	—	388	—%	748	491	257	52%
Adjusted EBITDA	$14,348	$14,415	$(67)	(0)%	$29,463	$21,838	$7,625	35%

The following table contains a reconciliation of net income to Adjusted EBITDA for the year ended December 31, 2025:

Tactile Systems Technology, Inc.
Reconciliation of Net Income to Non-GAAP Adjusted EBITDA
(Unaudited)

Year Ended
(Dollars in thousands)	December 31, 2025
Net income	$19,086
Interest (income) expense, net	(2,059)
Income tax expense	12,253
Depreciation and amortization	6,644
Stock-based compensation	8,357
Executive transition costs	491
Adjusted EBITDA	$44,772

The following table contains a reconciliation of the GAAP net income guidance range to the Adjusted EBITDA guidance range for the twelve months ending December 31, 2026:

Tactile Systems Technology, Inc.
Reconciliation of FY 2026 GAAP Net Income to Adjusted EBITDA Guidance
(Unaudited)

	Year Ended
	December 31, 2026
(Dollars in thousands)	Low	High
Net income	$23,580	$25,000
Interest (income) expense, net	(2,370)	(2,370)
Income tax expense	9,170	9,750
Depreciation and amortization	7,250	7,250
Stock-based compensation	8,640	8,640
Acquisition & integration costs	1,300	1,300
Change in fair value of contingent consideration	100	100
Executive transition costs	1,330	1,330
Litigation-related costs	1,000	1,000
Adjusted EBITDA	$50,000	$52,000

Investor Inquiries:

Sam Bentzinger

Gilmartin Group

investorrelations@tactilemedical.com